Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 25, 2023, with respect to the consolidated financial statements of X-Energy Reactor Company, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Arlington, Virginia

January 25, 2023